Exhibit 10.3

PROMISSORY NOTE

FOR VALUE RECEIVED, Joseph L. Schwarz (“Maker”) promises to pay to Star Scientific, Inc. (“Payee”), a Delaware corporation, in lawful money of the United States of America, the principal sum of Five Million Four Hundred Thousand Dollars ($5,400,000), without interest thereon, in the manner provided below.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, dated March 3, 2006, by and between Maker and Payee (the “Agreement”), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1. PAYMENTS

Section 1.1 PRINCIPAL

The principal amount of this Note shall be due and payable in four installments as follows: (i) the first installment of $600,000 due on April 1, 2006; (ii) the second installment of $600,000 due on May 1, 2006; (iii) the third installment of $600,000 due on June 1, 2006; and (iv) the fourth and final installment of $3,600,000 due on June 15, 2006. No interest shall accrue on the principal amount of this Note except as set forth in Section 2.4 hereunder.

Section 1.2 MANNER OF PAYMENT

All payments of principal on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday recognized by the Federal Government.

Section 1.3 PREPAYMENT

Maker may prepay, at any time, the principal amount outstanding under this Note in whole or in part from time to time without premium or penalty.

2. DEFAULTS

Section 2.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(a)	If Maker shall fail to pay when due any payment of principal on this Note and such failure continues for fifteen (15) days after Payee notifies Maker therein in writing.

(b)	If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against him in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of his creditors; or (v) admit in writing his inability to pay his debts as they become due.

(c)	If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, or (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties and in each case the order or decree is not dismissed within 120 days.

Section 2.2 NOTICE BY MAKER

Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

Section 2.3 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

Section 2.4 INTEREST ON DEFICIENCY AND ON AN EVENT OF DEFAULT

If Maker fails to make a payment when due pursuant to Section 1.2 hereof (whether or not the deficiency in payment is an Event of Default under Section 2.1(a) hereof) interest shall accrue and be payable on the unpaid amount of such late payment at rate of ten percent (10.00%) per annum, compounded every 30 days (the “Rate”), until such amount is fully paid; and interest shall accrue and be payable at the Rate upon the occurrence of an Event of Default on the unpaid principal (and accrued interest, if any) of this Note beginning on the day of the occurrence of an Event of Default through the date all sums due and owing on this Note are paid in full.

3. MISCELLANEOUS

Section 3.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

Section 3.2 NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 8 of the Agreement.

Section 3.3 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.4 GOVERNING LAW

This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

Section 3.5 PARTIES IN INTEREST

This Note shall bind Maker and his successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.

Section 3.6 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

MAKER

/s/ Joseph L. Schwarz
Joseph L. Schwarz

WITNESS

/s/ J.G. Schwarz
Name: